UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2026

ACUITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16583	58-2632672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1170 Peachtree Street, N.E., Suite 1200, Atlanta, Georgia 30309

(Address of principal executive offices) (Zip Code)

(404) 853-1400

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value per share	AYI	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On May 8, 2026, Acuity Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the subsidiary borrowers from time to time party thereto, the various lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for an unsecured revolving credit facility that matures in May 2031 with an initial maximum aggregate amount of availability of $800 million. The Credit Agreement replaced the Company’s existing Credit Agreement, dated as of June 30, 2022, among the Company, its wholly-owned subsidiary Acuity Brands Lighting, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties party thereto from time to time.

The revolving credit facility under the Credit Agreement is guaranteed by the Company’s material domestic subsidiaries (subject to certain exclusions) and certain other subsidiaries. Loans under the revolving credit facility bear interest at a rate equal to an adjusted base rate, Term SOFR, EURIBOR, Daily Simple SONIA or Term CORRA, plus, in each case, an applicable margin. The applicable margin is based on, at the Company’s option, the Company’s leverage ratio or credit rating level. Additionally, the Company will pay a quarterly facility fee based on the average daily amount of the revolving credit facility (regardless of usage), which will be determined, at the Company’s option, by the Company’s leverage ratio or credit rating level.

The Credit Agreement contains various customary restrictions and covenants, including a requirement that the Company maintain a leverage ratio at certain levels (as detailed below) and restrictions on the ability of the Company and its subsidiaries to consolidate or merge, dispose of all or substantially all of its assets, create liens, and incur subsidiary indebtedness.

The Credit Agreement requires the Company to maintain a maximum leverage ratio (defined as the ratio of (a) the Company’s consolidated debt (subject to certain adjustments), less unrestricted cash and cash equivalents of the Company and its subsidiaries, to (b) the sum of the Company’s consolidated EBITDA) as of the last day of any fiscal quarter of 3.75 to 1.00, subject to the Company’s right to temporarily increase the maximum leverage ratio to up to 4.25 to 1.00 in connection with certain material acquisitions.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, then the lenders may terminate all commitments to extend further credit and declare all amounts outstanding under the Credit Agreement due and payable immediately. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all amounts outstanding under the Credit Agreement will automatically become due and payable immediately.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits. The following exhibits are being filed herewith:

10.1	Credit Agreement, dated as of May 8, 2026, among Acuity Inc., the subsidiary borrowers from time to time party thereto, the various lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2026

ACUITY INC.

By:	/s/ Karen J. Holcom
Karen J. Holcom
Senior Vice President and Chief Financial Officer